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                                                               EXHIBIT NO. 10.10

                             MEMORANDUM OF AGREEMENT


THIS AGREEMENT is made effective the 9th day of May}, 1996, as executed the 7th day of June, 1996}.

BETWEEN:

     WEST AFRICAN GOLD & EXPLORATION LTD.}, a British Virgin Islands company, with an office for mailing at 7-8 Kendrick Mews, London, England, SW7 3HG

     (hereinafter referred to as "WAG}")

                                                               OF THE FIRST PART

AND:

     EAGLE RIVER INTERNATIONAL LIMITED}, a Quebec corporation, with its principal business office at 201, 212 Labrosse Boulevard, Gatineau, Quebec, J8P 7Z6

     (hereinafter referred to as "Eagle River}")

                                                              OF THE SECOND PART

AND:

     LION MINING FINANCE LIMITED}, a United Kingdom corporation, with its business office at 7-8 Kendrick Mews, London, England, SW7 3HG

     (hereinafter referred to as "Lion Mining}")

                                                               OF THE THIRD PART

AND:

     AZCO MINING INC.}, a Delaware corporation, in trust for a subsidiary, with a business office at Suite 1250 - 999 West Hastings Street, Vancouver, B.C., V6C 2W2

     (hereinafter referred to as "AZCO }")
                                                              OF THE FOURTH PART


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WHEREAS:

A. }Eagle River has entered into an agreement with Guefest (hereinafter called "Guefest"), a Russian mining consortium, and which agreement (hereinafter called the "Guefest Agreement") has been executed March 15, 1996, and which Guefest Agreement obliges Guefest to transfer the properties set forth in Annex "A" to the Guefest Agreement (such properties described in the Guefest Agreement are hereinafter called the "Properties") to a new Malian corporation in consideration of twenty-five percent (25%) of the contemplated Malian company (hereinafter called "SOF") and the monetary consideration set forth in the Guefest Agreement;

B. Lion Mining and Eagle River have entered into a joint corporate endeavour to acquire the Properties and to develop the same through the facilities of WAG and, accordingly, Eagle River will cause SOF to transfer the Properties to a new Malian corporation (hereinafter called "Property Holdco") and cause all of the issued and outstanding shares of Property Holdco to be owned by WAG;

C. In consideration of AZCO providing financial services and investment, Eagle River, Lion Mining and WAG have agreed to transfer one hundred percent (100%) of the shares of Property Holdco to a private, off-shore corporation (hereinafter called "Offco"), which is presently anticipated to be Chaplin Holdings, a Bahamian private corporation, but may be some other suitable private corporation, as may be selected by AZCO in consultation with its tax advisors, subject only to such selection not resulting in immediate tax liability to the other parties hereto.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises hereof and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Eagle River, as contracting party to the Guefest Agreement, }agrees and warrants as follows:

     (a) to perform the Guefest Agreement diligently and in accordance with its terms and to cause the Properties to be transferred to SOF and, further, to cause Malian governmental confirmations of transfer to be issued evidencing registration of a one hundred percent (100%) legal and beneficial interest in the Properties in SOF and, further, to cause to be issued to the other parties hereto such governmental and legal opinions, from time to time, as the parties may require for their comfort and investment purposes;

     (b) as soon as possible following the date of this Agreement, to cause Property Holdco to be incorporated in Mali, employing the name "West Africa Gold (Mali) Inc.", or such other name as may be acceptable to the Malian regulatory authorities and the parties hereto;
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     (c)   upon SOF acquiring 100% legal and beneficial interest in the
           Properties and upon Property Holdco being incorporated in Mali and eligible to hold the Properties, to cause the Properties to be transferred as to a one hundred percent (100%) beneficial and legal interest, without encumbrance of any nature whatsoever, to Property Holdco and, with full advice and consent of the other parties hereto, to enter into an agreement between Property Holdco (and the parties hereto as required) and the Minister of Mines for the Republic of Mali, and such other ministries as shall be appropriate including the Ministry of Labour and the Ministry of Taxation, to use reasonable efforts to acquire governmental concessions most advantageous to Property Holdco by acquiring exemptions from mining laws and restrictions, labour restrictions or guidelines, or taxation encumbrances; and

     (d) immediately upon Property Holdco being incorporated, to cause all shares issuable or issued therefrom to be issued to or transferred to WAG, it being acknowledged that upon the Properties changing from an exploration venture to an exploitation venture (which is understood to occur when a bankable feasibility study is filed with the Malian government) that the exploitation company will be required to issue fifteen percent (15%) of its equity to the Malian government, pursuant to the mining law. Eagle River will employ best efforts to seek an exemption from or a reduction of this equity requirement and use reasonable efforts to acquire the most beneficial structure which allows recovery of expenditures for exploration and development prior to a profit participation by the Malian government, permits appropriate management fees and interests costs and service costs to be deducted, and provides the most favourable tax regime permissible.

2. Eagle River and Lion Mining hereby represent and warrant that they are the sole controlling shareholders of WAG and covenant and warrant as follows:

     (a) that they shall ensure and cause WAG to be the sole owner of Property Holdco, without lien or encumbrance or contractual obligation as to the shares of Property Holdco or as to the Properties; and

     (b) at such time as Property Holdco has acquired title to the Properties as aforesaid and WAG has acquired the shares of Property Holdco as aforesaid, and upon AZCO advising that it is prepared to advance its first placement hereunder, 100% of the legal and beneficial unencumbered interest of the shares of WAG owned in Property Holdco shall be transferred to Offco.

3.   The parties hereto agree that, upon WAG transferring the Property
     Holdco shares to Offco and the private placement of clause 5 hereof completing, the parties shall vote the hereinafter stated shares issued by Offco to appoint a Board of Directors of not
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     less than three (3) persons, of which one-third (1/3rd) shall be appointed by WAG, one-third (1/3rd) by AZCO, and one-third (1/3rd) by mutual consent. Each director of Offco shall be permitted to grant a director's proxy to any appointee to attend and vote at directors' meetings of Offco. The parties further agree that upon the creation of the company targeted for public flotation pursuant to clause 7 hereof, that a board of directors of no less than five (5) shall be elected by mutual proxy, of which WAG and AZCO shall have equal numbers (in the case of a board of five, two for WAG and two for AZCO) and shall appoint an additional director, as a tie-breaker in the event of disagreement, by mutual consent, such that the board of directors, absent subsequent agreement, shall always be an odd number.

4. It is acknowledged that, at the urgent request of Eagle River, Lion Mining, and WAG, AZCO has made available a guarantee for a One Million Dollar ($1,000,000.00) (U.S.) line of credit issued to the Malian government as a bond for One Million Dollars ($1,000,000.00) of exploration work required by May 15, 1997 by the Malian government to keep the Properties in good standing and, by the intercession of AZCO, Lines Management has advanced a total of Five Hundred Thousand Dollars ($500,000.00) (U.S.) as a loan to Eagle River/Lion Mining/WAG, as bridge funding for payments due and owing under the Guefest Agreement. Eagle River and WAG hereby agree that all costs and liabilities incurred by AZCO for the aforesaid line of credit and the advance by Lines Management are a debt of Eagle River and WAG, will be immediately upon execution of this Agreement secured by promissory notes, and will be due on demand in the event of termination of this Agreement. It is agreed and acknowledged that, upon Offco acquiring the shares of Property Holdco and AZCO proceeding with this Agreement by completing the first investment of clause 5(c) hereof, the AZCO guarantee and Lines Management advance will be assumed by Offco and Eagle River, Lion Mining and WAG will be relieved of liability therefor.

5. Subject to counsel advice as to any appropriate amendment in regard to Malian law or law applicable to the parties hereto or to the structure contemplated hereby, whether corporate or tax, and subject to the below-stated conditions precedent to the investment by AZCO, the corporate structure and initial financing and financial obligations contemplated by the parties hereto shall be as follows:

     (a) the authorized capital of Offco shall be no less than twenty-five million (25,000,000) common shares;

     (b) WAG shall sell to Offco one hundred percent (100%) of its right, title and interest in the shares of Property Holdco (which shall be 100% of all issued shares of Property Holdco and which shall own a 100% unencumbered interest in the Properties), in consideration of:
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           (i)     three million, five hundred thousand (3,500,000) shares of
                   Offco and four million (4,000,000) warrants of Offco, exercisable at One Dollar ($1.00) (U.S.) per warrant to purchase one (1) common share, subject to adjustment for any alteration in capital of Offco, and exercisable (commencing on the date that Offco, or its successor, becomes a reporting trading issuer) as to one million (1,000,000) warrants for a period of two (2) years, one million (1,000,000) warrants for a period of three (3) years, and two million (2,000,000) warrants for a period of four (4) years;

           (ii) an aggregate of Two Million Dollars ($2,000,000.00) (U.S.),of which Five Hundred Thousand Dollars ($500,000.00) (U.S.) has been provided by the aforesaid loan of Lines Management (and shall be converted to equity subject to the terms of this Agreement), One Hundred Thousand Dollars ($100,000.00) (U.S.) as soon as possible after execution of this Agreement, Five Hundred Thousand Dollars ($500,000.00) (U.S.) shall be paid by August 15, 1996 and the balance by February, 1997 (the contract between WAG and Offco shall recognize the advances made and acknowledged pursuant to this Agreement, as applying to the aggregate monetary consideration thereof);

           (iii) one hundred and twenty-five thousand (125,000) common shares of AZCO issued in the name of Eagle River or its affiliate; and

           (iv) a two point five percent (2.5%) net smelter return royalty payable upon production until an aggregate of Two Million Dollars ($2,000,000.00) (U.S.) has been paid, whereupon the same shall terminate (the grant of this net smelter return royalty is subject to Eagle River negotiating the elimination of a three percent (3%) VAT and three percent (3%) GST equivalent taxes normally imposed by the Malian government);

     (c) upon removal of the below-stated conditions precedent to AZCO's participation, Offco shall cause to be issued to AZCO and Lines Management the following:

           (i) to AZCO, four point eight million (4,800,000) shares of Offco, for a consideration of Twenty-Five Cents ($0.25) (U.S.) per share;

           (ii) an additional one million (1,000,000) shares of Offco to AZCO for a consideration of one hundred and twenty-five thousand (125,000) common shares of AZCO issued in the form provided by clause 5(b)(iii); and
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           (iii)   two million Offco shares at a price of Twenty-Five Cents
                   ($0.25) (U.S.) per share as repayment of the Lines advance, subject to Lines Management approval (which AZCO shall employ best efforts to acquire).

6. Upon conclusion of the placement of clause 5 above, the parties hereto will employ best efforts and due diligence to cause Offco to effect a private placement on or before December 31, 1996 of two million (2,000,000) units, composed of one (1) share and one (1) warrant, at Fifty Cents ($0.50) (U.S.) per unit, with each warrant of each unit exercisable for a period of one (1) year at Seventy-Five Cents ($0.75) (U.S.) to purchase an additional share. AZCO shall have the right and obligation to purchase one million (1,000,000) of the two million (2,000,000) unit private placement offering and the parties shall use best efforts to place the other 1,000,000 units with institutional or exempt purchasers. In the event that there is any shortfall in the sale of the units, AZCO and WAG shall, pro rata firstly, and thereafter completely as to either if a party does not participate, have first right to purchase any unbought portion.

7. Following the private placement of clause 6 hereof, the parties acknowledge that it is their intention, and they hereby agree and warrant to use best efforts to effect the same, to cause a public flotation of the parties' interests by one of the following methods:

     (a) to cause the interests of the parties hereto to be vended to a private corporation in Canada which will issue a prospectus (with the intention of listing on a Canadian exchange), with a planned offering (subject to financial agent advice) of two million (2,000,000) units at One Dollar, Fifty Cents ($1.50) (U.S.) per unit, composed of one
           (1) share and one (1) warrant exercisable for a period of one (1) year to purchase an additional share at Two Dollars ($2.00) (U.S.) per share, with the intent of raising Three Million Dollars ($3,000,000.00) (U.S.). AZCO will have the obligation to purchase one million (1,000,000) units of the 2,000,000 unit offering and AZCO and WAG will, pro rata firstly, and thereafter completely as to either if a party does not participate, have first right to purchase any unbought portion of the additional 1,000,000 units; or

     (b) to acquire a publicly-listed corporation and thereafter to effect an offering (by way of prospectus, private placement, or other funding mechanism appropriate at the time), with the intent to raise Three Million Dollars ($3,000,000.00) (U.S.), of which AZCO shall have the right and obligation to participate as to one-half (1/2) of the offering and AZCO and WAG, as above, will have first right to purchase any unbought portion of the remainder of the offering.
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8.   Eagle River, Lion Mining and WAG warrant to use best efforts and due diligence to effect the following, which shall be preconditions to AZCO's participation in funding Offco, and such former parties shall:

     (a) provide confirmation that SOF is in the process of completing and has completed its incorporation, which is estimated to occur approximately one (1) week from the date of this Agreement;

     (b) acquire confirmation from the Malian government that upon SOF being incorporated, the government will permit the transfer of the Properties to SOF and it will provide a representation as to the conditions of that transfer and of the concession licence given thereby;

     (c) acquire confirmation from the Malian government that it will permit the transfer of the Properties from SOF to Property Holdco and confirmation of the conditions of such transfer and concession licence; and

     (d) upon formation of Property Holdco and the transfer of 100% of legal and beneficial ownership of the Properties to Property Holdco, provide warranties, officers' certificates, or legal opinions, as reasonably required by AZCO's solicitors, to the following general effect:

           (i) that WAG is the 100% legal and beneficial owner of the shares of Property Holdco or of the Properties, without lien, encumbrance, or right therein to any other party of whatsoever nature (excepting only the Malian government as aforesaid);

           (ii) that the shares issued in Property Holdco to WAG are the only shares issued of Property Holdco and there are no rights of any nature whatsoever to issue or cause to be issued shares to any other party;

           (iii) that Property Holdco or WAG, or an acceptable alternate holder, is the 100% beneficial and legal owner of the Properties, without lien or encumbrance, and there are no rights in any party to any interests in the Properties, nor are there any debts, encumbrances or liabilities;

           (iv) the satisfaction of AZCO and its counsel as to the terms of licence concession by the Malian government to Property Holdco in respect to the Properties; and

           (v) Offco will have effected an agreement with WAG to purchase its shares in Property Holdco in consideration of the aforesaid
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                   consideration of clause 5(b) and Offco will have agreed to the terms of this Agreement; and

     (e) acquire evidence reasonably satisfactory to AZCO, acting in good faith, that the value of the Properties and Property Holdco is adequate, within reasonable industry valuation standards, to justify a consideration equal to that paid and assumed for the Properties and Property Holdco, that is to say, equal to or greater than approximately Three Million, One Hundred and Twenty-Five Thousand Dollars ($3,125,000.00) (U.S.).

     The foregoing conditions are for the sole benefit of AZCO and may be waived in whole or in part as to any condition. Any waiver of a condition must be in writing and a particular waiver shall not extend to any other condition.

9. It is hereby acknowledged that any advances or obligations which AZCO or its associates, such as Lines Management, have incurred or may incur or make for the benefit of the Properties prior to removal of the preconditions, shall be considered a loan to Eagle River, Lion Mining, WAG, and SOF, and due on demand at any time that AZCO considers that it cannot proceed with this Agreement due to the inability of the said parties to perform the terms of this Agreement including, without restricting the generality, inability to remove preconditions or to cause the Properties to be transferred and vested in accordance with the terms of this Agreement. All such advances or obligations made to the date of this Agreement and all advances, obligations, or expenses incurred by AZCO or its associates, such as Lines Management, hereafter in respect to the Properties (including property payments, exploration, value assessment, corporate reorganization, or otherwise) shall be considered as loans and shall, at the demand of AZCO, or its associates, be secured in such manner as AZCO or its associates may consider reasonable, including promissory notes, pledge of securities, or other appropriate security. It is hereby agreed and acknowledged that AZCO shall itself, or cause, a loan of One Hundred Thousand Dollars ($100,000.00) (U.S.) to be made to Eagle River as soon as possible after execution of this Agreement for Properties requirements, as contemplated by clause 5(b)(ii) hereof.

10. Eagle River, Lion Mining and WAG hereby agree and warrant to make available to AZCO, and its counsel, agents, or servants, all such information and all such documents and all such assistance as it may require for the purpose of effecting due diligence. The said parties further agree and warrant to provide AZCO with all such reasonable advices and comforts as it may require for its comfort as to the status of the Properties, rights to exploration and exploitation of the Properties with respect to mining; the ownership of SOF and Property Holdco in and to the Properties, to make reasonable endeavours to ascertain any risks or opportunities, and to effect any other inquiry which it may deem necessary or appropriate.
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11.  It is hereby agreed by the parties hereto that AZCO shall have the first right to provide or acquire for Offco, or its successor company, any financing in addition to that hereinbefore stipulated. It is further acknowledged by the parties hereto that AZCO has an anti-dilution right to participate in any financing or to provide financing in order to maintain its percentage interest in Offco, or any successor.

12. It is hereby acknowledged and agreed that WAG shall be the manager of Property Holdco and of the Properties on normal commercial terms. It is agreed that, following the financing of clause 6 hereof, AZCO may elect to be joint manager and operator of the Properties and, after completion of a bankable feasibility study, AZCO may elect to be the sole manager and operator, on normal commercial terms, such management and operating agreement to be negotiated at the time of election.

13. Eagle River hereby acknowledges its representations to AZCO (and acknowledges that it is one of the conditions under which AZCO has entered into this Agreement) that it has special expertise and ability to deal with the Malian government and to acquire appropriate concessions and approvals in relation to mining and the conduct of business in Mali. Eagle River agrees and warrants that it shall use best efforts and due diligence to act as governmental liaison for the parties hereto, and the corporations herein contemplated, to ensure the best relations with the government of Mali and the best advantage for the purpose of fulfilling the terms of this Agreement and, further, that Eagle River will continue to fulfill such function during the term of this Agreement and any successor agreement, and for so long as Offco or its successors may require such services during the currency of Properties development and exploitation and, at the requirement of AZCO or Offco, Eagle River will enter into a separate governmental relations agreement for a fair and reasonable fee, plus reimbursement of expenses.

14. It is agreed and acknowledged by the parties hereto that the parties hereto will enter into a voting trust/shareholders' agreement containing normal commercials terms but, not to derogate from the generality, will contain the following:

     (a)   a pooling agreement of the shares of the party

     (b) a right of first refusal for any contemplated sale of any shares of the parties;

     (c) a voting trust where by the parties will agree to nominate and vote for directors in accordance the intent of clause 3 hereof;

     (d) representations as to WAG's acceptance of any escrow required by regulatory authorities in the event of any uncertainty of the value of the Properties at the time that such is before regulatory authorities. The same shall apply to the other parties hereto, mutatis mutandis for any cash paid shares should regulators so require.
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15.  It is acknowledged by the parties hereto that all properties acquired which are partly or wholly within an area extending from the outer boundary of the Properties to a limit of fifteen (15) kilometres therefrom, or are contiguous to the Properties, or the Properties as they may be expanded (whether situate in Mali or otherwise) shall be acquired for the purpose of this Agreement and made part of this Agreement. In particular, but not so as to derogate from the foregoing, it is acknowledged that the work on the Properties has indicated a mineralized trend which proceeds outside of the Properties' boundaries into Senegal, and the parties hereto shall use best efforts to cause Offco, and its subsidiaries or successors, to acquire properties which contain this trend for the purpose of this Agreement.

16. It is agreed and acknowledged that in addition to the Properties as herein described and the additional area of interest of clause 15 hereof, that Eagle River and WAG shall, upon AZCO's request, make available for the purpose of this Agreement all other properties, or interests thereof, in Mali for which Eagle River or WAG, as the case may be, shall receive reimbursement of costs and a reasonable allocation for administration, overhead, and ancillary costs.

17. The parties hereto agree and acknowledge that they shall immediately form a technical committee composed of one (1) representative of each of Eagle River, Lion Mining, and AZCO, to investigate the history of the Properties, generate appropriate reports and valuations of the Properties, and recommend exploration programmes to confirm the Properties' characteristics, value, and extend the data and value of the Properties. It is acknowledged that this committee shall proceed with diligence to achieve the aforesaid geological evaluation while the parties hereto are effecting the appropriate corporate structure.

18. It is acknowledged by the parties hereto that this Agreement shall be superseded by a more definitive agreement, once all appropriate tax and corporate advices have been received and the aforesaid preconditions have been fulfilled by the stated responsible parties. The parties hereto warrant and agree to use best efforts and due diligence to perform the terms of this Agreement and to conclude a more detailed agreement.

19. The parties hereto acknowledge that AZCO is a reporting issuer and, accordingly, acknowledge that the matters hereof shall remain strictly confidential between the parties hereto and no person shall be advised of the contents or of the nature of this Agreement or of the relationship of the parties until appropriate public disclosure has been made by AZCO. AZCO agrees that it shall circulate any press release which it intends to issue relating to this Agreement to the other parties hereto for their approval in draft.
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20.  Any notices required to be given to the parties shall be delivered or faxed to the addresses first herein set forth, and as to AZCO, a copy shall be provided to Devlin Jensen, and as to Lion Mining, a copy shall be provided to Penningtons.

21. This Agreement shall enure to the benefit of and bind the parties hereto and their heirs, successors, administrators and permitted assigns. This Agreement may not be assigned without the written permission of the other parties hereto.

22. This Agreement is subject to approval of all relevant securities regulators, where applicable, having authority in respect to AZCO.

23. In the event that the preconditions of clause 8 hereof to AZCO's investment have not been satisfied on or before July 22, 1996, AZCO may withdraw from this Agreement if preconditions have not been satisfied within ten (10) business days of notice by AZCO of its intention to withdraw.

IN WITNESS WHEREOF the parties have hereunto executed by their authorized signatories.

AZCO MINING INC.

Per:
     Authorized Signatory

EAGLE RIVER INTERNATIONAL LIMITED

Per:
     Authorized Signatory

WEST AFRICAN GOLD & EXPLORATION LTD.

Per:
     Authorized Signatory

LION MINING FINANCE LIMITED

Per:
     Authorized Signatory